UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2005

CYBERKINETICS NEUROTECHNOLOGY SYSTEMS, INC.

(Exact name of registrant specified in charter)

Delaware	000-50505	13-4287300

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Foxborough Blvd., Suite 240
Foxborough, MA 02035
(Address of principal executive offices) (Zip Code)

(508) 549-9981
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

     On April 4, 2005, Cyberkinetics issued a press release announcing that it obtained 510(k) clearances of its NeuroPort™ Cortical Microelectrode Array (NeuroPort™ Array) and NeuroPort™ Neural Signal Processor (NeuroPort™ NSP). Taken together, the NeuroPort™ Array and NeuroPort™ NSP comprise a neural monitoring system (the NeuroPort™ System) designed for acute inpatient applications, and labeled for temporary recording and monitoring of brain electrical activity.

     The NeuroPort™ System is capable of providing neurologists and neurosurgeons a new resource to detect, transmit and analyze neural activity of patients who have undergone craniotomy. The Array allows the collection of aggregate or individual neural signals from the cortical region of the brain. The NSP allows these signals to be recorded and analyzed by the physician as a part of the diagnosis and treatment of neurological conditions. The NeuroPort™ System is covered by two issued patents, and system elements are included in a number of additional patent applications. Cyberkinetics considers the NeuroPort™ Array and the NeuroPort™ NSP to both be critical components derived from its BrainGate™ Neural Interface System. The clearances of these components will allow for increased clinical use of the NeuroPort™ System, which will help familiarize neurologists and neurosurgeons with the characteristics and capabilities of Cyberkinetic’s core technology and provide invaluable clinical experience that will accelerate all of its programs, including the BrainGate™ program.

     Cyberkinetics anticipates a limited market introduction of the NeuroPort™ System early in 2006, after completing necessary manufacturing upgrades during the remainder of 2005. Cyberkinetics is evaluating distribution strategies to support a broad product launch before the end of 2006.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits:

Exhibit
Number	Description
99.1	Press release dated April 4, 2005 announcing receipt of 510(k) clearances for NeuroPort ™ Cortical Microelectrode Array and NeuroPort™ Neural Signal Processor

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberkinetics Neurotechnology Systems, Inc.
Date: April 6, 2005	By:	/s/ Timothy R. Surgenor
Timothy R. Surgenor
Chief Executive Officer (Duly Authorized Officer)

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated April 4, 2005 announcing receipt of 510(k) clearances for NeuroPort ™ Cortical Microelectrode Array and NeuroPort™ Neural Signal Processor